Exhibit 99.1

CONTACT:

CORPORATE COMMUNICATIONS Marvin (Mickey) Goldwasser Open Solutions Inc. 860.652.3153 mgoldwasser@opensolutions.com	INVESTOR RELATIONS David Henderson Open Solutions Inc. 860.652.3155 ir@opensolutions.com

Open Solutions Provides 2005 Guidance

GLASTONBURY, Conn., Jan. 10, 2005 — Open Solutions Inc. (NASDAQ:OPEN), a provider of integrated enabling technologies for community financial institutions, today announced its guidance for first quarter and full year 2005, and confirmed its previous guidance for the fourth quarter and full year of 2004.

The following statements are forward looking and actual results may differ materially. Our guidance assumes that the tax provision for 2005 will be based on an estimated effective statutory rate of 38% compared to our current estimated effective tax rate of 5.5% for 2004. Further, this guidance does not give effect to any potential mergers or acquisitions that the Company may enter into in 2005.

First Quarter 2005

The Company expects revenues to be in the range of $38.3 and $39.0 million, net income to be between $3.4 and $3.7 million, earnings before interest, taxes, depreciation and amortization (EBITDA) to be between $8.3 and $8.6 million and earnings per diluted share to between $0.16 and $0.17. For purposes of comparison, the fully taxed earnings per diluted share, using an effective tax rate of 38%, for the first quarter of 2004 would have been $0.10 compared to reported earnings per diluted share of $0.16.

Full year 2005

The Company expects revenues to be in the range of $160.0 and $166.0 million, net income to be between $16.8 and $18.6 million, EBITDA to be between $38.2 and $40.0 million and earnings per diluted share to between $0.79 and 0.87. For purposes of comparison, earnings per diluted share, using an effective tax rate of 38%, for our full year guidance for 2004 is between $0.53 and $0.54 compared to our guidance of between $0.80 and $0.82 which was based on the Company’s current effective tax rate. The above guidance for full year 2005 does not include the effect of expensing stock options. The Company will begin expensing stock options as currently mandated by the Financial Accounting Standards Board starting in July of 2005. The effect of expensing stock options in the second half of 2005 is estimated to result in a reduction of full year earnings per diluted share of between $0.08 and $0.11.

About Open Solutions Inc.

Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle® relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, imaging, Check 21, interactive voice response, payment and loan origination solutions. Open Solutions’ full suite of products and services allows banks, thrifts and credit unions in the United States and Canada to better compete in today’s aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at 860.652.3153 or via fax at 860.652.3156. Visit Open Solutions’ Internet site at www.opensolutions.com.

Open Solutions Inc.® is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2005 Open Solutions Inc. All rights reserved.

Safe Harbor Statement

Statements made in this press release that state Open Solutions Inc.’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.’s actual results to differ materially from those projected in such forward-looking statements. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.’s operations, markets, products, services, prices and other factors set forth under the heading “Factors Affecting Future Operating Results” in Open Solutions’ Quarterly Report on Form 10-Q for the three months ended September 30, 2004, as filed with the Securities and Exchange Commission.